Exhibit No. 21

List of Subsidiaries

The subsidiaries of Barnwell Industries, Inc., at September 30, 2011 were:

Jurisdiction of
Name of Subsidiary	Incorporation or Organization

Barnwell of Canada, Limited	Delaware

Water Resources International, Inc.	Delaware

Barnwell Hawaiian Properties, Inc.	Delaware

Barnwell Kona Corporation	Hawaii

Kaupulehu Developments	Hawaii

Cambridge Hawaii Limited Partnership	Hawaii

Barnwell Management Co., Inc.	Delaware

Barnwell Shallow Oil, Inc.	Delaware

Barnwell Geothermal Corporation	Delaware

Victoria Properties, Inc.	Delaware

Barnwell Financial Corporation	Delaware

Barnwell Alakea Properties, Inc.	Hawaii

Kaupulehu Investors, LLC	Hawaii

Mauka 3K, LLC	Hawaii

Kaupulehu Mauka Investors, LLC	Hawaii

Kaupulehu 2007, LLLP	Hawaii

Barnwell Makai, Inc.	Hawaii

Barnwell of Israel, Ltd.	Israel

Barnwell Oil & Gas, Ltd.	Israel

Bill Robbins Drilling, Ltd.	Alberta, Canada

Gypsy Petroleum Ltd.	Alberta, Canada

Dartmouth Petroleum, Ltd.	Alberta, Canada

J.H. Wilson Associates, Ltd.	Alberta, Canada

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